POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints William G. Rankin and Donald A. French, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) sign post-effective amendments to the following Registration Statements, for the purpose of terminating the registration of all securities remaining unsold under such Registration Statements:

033-23113
033-24071
033-34613
033-35055
033-41325
033-47454
033-64852
033-61166
033-63399
333-01919
333-13883
333-23843
333-44597
333-52861
333-67313
333-78525
333-75520,

and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signatures	Title	Date

/s/ Ernest H. Drew Ernest H. Drew	Director	July 31, 2006
/s/ Stephen J. Roy Stephen J. Roy	Director	July 31, 2006
/s/ Donald W. Vanlandingham Donald W. Vanlandingham	Director	July 31, 2006
/s/ Jerome H. Granrud Jerome H. Granrud	Director	July 31, 2006